As filed with the Securities and Exchange Comission on August 19, 2004          Registration No. 333-_________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	75-0991164
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4809 COLE AVENUE
SUITE 108
DALLAS, TEXAS 75205
(214) 559-3933
        (Address, including zip code, and telephone
number, including area code, of
registrant’s principal executive offices)

_________________

    G. THOMAS GRAVES III
4809 COLE AVENUE
SUITE 108
DALLAS, TEXAS 75205
(214) 559-3933
        (Name, address, including zip code, and telephone number,
        including area code, of agent for service)

_________________

COPY TO:
JANICE V. SHARRY, ESQ.
HAYNES AND BOONE, LLP
901 MAIN STREET, SUITE 3100
DALLAS, TEXAS 75202-3789
TELEPHONE: (214) 651-5562
FAX: (214) 200-0620

_________________

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF EACH CLASS	AMOUNT TO BE	OFFERING PRICE PER	AGGREGATE OFFERING	REGISTRATION
OF SECURITIES TO BE REGISTERED	REGISTERED(1)	SHARE(2)	PRICE(2)	FEE
Common Stock, par value $0.15625 per
share	914,634 shares	$ 7.50	$ 6,859,755	$ 870

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate additional shares of our common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported on the NASDAQ National Market on August 16, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated August 19, 2004

PROSPECTUS

TOREADOR RESOURCES CORPORATION

Common Stock

        This prospectus relates to an aggregate of 914,634 shares of our common stock issuable upon conversion of our outstanding convertible subordinated notes or pursuant to certain warrants issuable upon the prepayment of the convertible subordinated notes that are being offered for resale under this prospectus by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock.

        The selling stockholders may offer their shares from time to time in open market transactions on the NASDAQ National Market or in private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. These broker-dealers, if used, may receive discounts, concessions or commissions from the selling stockholders or from the purchaser of the shares. The selling stockholders will receive the purchase price of the shares of common stock sold less any such discounts, concessions or commissions. The selling stockholders and/or the purchasers will be responsible for any such discounts, concessions or commissions.

        Our common stock is traded on the NASDAQ National Market under the symbol “TRGL” and on the Toronto Stock Exchange under the symbol “TRX.” On August 18, 2004, the last reported sale price for our common stock, as reported by NASDAQ, was $7.49 per share. Our principal offices are located at 4809 Cole Avenue, Suite 108, Dallas, Texas 75205, and our telephone number is 214.559.3933 or 800.966.2141.

        You should read the Section entitled “Risk Factors” beginning on page 3 for a discussion of certain factors you should consider before buying our common stock.

_________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is [___________] [_____], 2004

PROSPECTUS SUMMARY

The Company

        As used in this prospectus, “we,” the “Company” or “Toreador” refers to Toreador Resources Corporation, a Delaware corporation, and its subsidiaries unless the context indicates otherwise. We are an independent international energy company engaged in oil and natural gas exploration, development, production, leasing, and acquisition activities.

        We currently hold interests in developed and undeveloped oil and natural gas properties in the Paris Basin, France; the Cendere and Zeynel fields in Turkey; and the Bonasse Field and Southwest Cedros Peninsula License in Trinidad, West Indies. We have been awarded concessions for the Viperesti, Moinesti, and Fauresti blocks in Romania. We also own various working-interest properties in Texas, Kansas, New Mexico, Louisiana and Oklahoma.

        We were incorporated in 1951 and were formerly known as Toreador Royalty Corporation. We continue to be listed on the NASDAQ National Market under the symbol “TRGL” and on the Toronto Stock Exchange under the symbol “TRX.” Certain oil and gas industry terms used in this prospectus such as “proved reserves” are defined in the section entitled “Certain Definitions” beginning on page 15 of this prospectus.

The Offering

Securities Offered	The selling stockholders are offering up to 914,634 shares of our common stock that are issuable upon conversion of our outstanding 7.85% Convertible Subordinated Notes due June 30, 2009 or pursuant to warrants issuable pursuant to such convertible subordinated notes in the event of prepayment of such notes.

Terms of the Offering	We have agreed to use our best efforts to keep this registration statement effective until the second year after the date that the registration statement is declared effective by the SEC or such earlier date when the shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933.

Use of Proceeds	We will not receive any proceeds from any sale of the shares offered by the selling stockholders.

Listing	Our common stock is traded on the NASDAQ National Market under the symbol "TRGL" and on the Toronto Stock Exchange under the symbol "TRX."

Risk Factors	For a discussion of certain risks associated with an investment in our common stock, please see the section entitled "Risk Factors" beginning on page 3 of this prospectus.

RISK FACTORS

        There are various risks involved in owning our common stock, including those described below.

Industry Risks

The volatility of the oil and natural gas industry may have an adverse impact on our operations

        Our revenues, cash flows and profitability are substantially dependent upon prevailing prices for oil and natural gas. In recent years, oil and natural gas prices and, therefore, the level of drilling, exploration, development and production, have been extremely volatile. Any significant or extended decline in oil or natural gas prices will have a material adverse effect on our business, financial condition and results of operations and could impair access to future sources of capital. Volatility in the oil and natural gas industry results from numerous factors over which we have no control, including:

•	the level of oil and natural gas prices, expectations about future oil and natural gas prices and the ability of international cartels to set and maintain production levels and prices;

•	the cost of exploring for, producing and transporting oil and natural gas;

•	the level and price of foreign oil and natural gas transportation;

•	available pipeline and other oil and natural gas transportation capacity;

•	weather conditions;

•	international political, military, regulatory and economic conditions;

•	the level of consumer demand;

•	the price and the availability of alternative fuels;

•	the effect of worldwide energy conservation measures; and

•	the ability of oil and natural gas companies to raise capital.

        Significant declines in oil and natural gas prices for an extended period may:

•	impair our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reduce the amount of oil and natural gas that we can produce economically;

•	cause us to delay or postpone some of our capital projects;

•	reduce our revenues, operating income and cash flow; and

•	reduce the carrying value of our oil and natural gas properties.

        No assurance can be given that current levels of oil and natural gas prices will continue. We expect oil and natural gas prices, as well as the oil and natural gas industry generally, to continue to be volatile.

Continued financial success depends on our ability to acquire additional reserves in the future

        Our future success as an oil and natural gas producer depends upon our ability to find, develop and acquire additional oil and natural gas reserves that are profitable. If we are unable to conduct successful development activities or acquire properties containing proved reserves, our proved reserves generally will decline as reserves are produced.

We face numerous drilling risks in finding commercially productive oil and natural gas reservoirs

        Our drilling will involve numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. We may incur significant expenditures for the identification and acquisition of properties and for the drilling and completion of wells. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. In addition, any use by us of 3D seismic and other advanced technology to explore for oil and natural gas requires greater pre-drilling expenditures than traditional drilling methodologies. While we use advanced technology in our operations, this technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically producible.

We are exposed to operating hazards and uninsured risks

        Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fire, explosions and blowouts;

•	pipe failure;

•	abnormally pressured formations; and

•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

        These events may result in substantial losses to us from:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation;

•	penalties and suspension of operations; or

•	attorney's fees and other expenses incurred in the prosecution or defense of litigation.

        As is customary in our industry, we maintain insurance against some, but not all, of these risks. We cannot assure you that our insurance will be adequate to cover these losses or liabilities. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

        We carry well control insurance for our drilling operations. Our coverage includes blowout protection and liability protection on domestic and international wells.

        The producing wells in which we have an interest occasionally experience reduced or terminated production. These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions. These curtailments can last from a few days to many months.

Company Risks

Our growth depends on our ability to obtain additional capital under satisfactory terms and conditions

        Our total consolidated indebtedness at June 30, 2004 was approximately $2.2 million, all of which was owing to PHD Partners, LP pursuant to a convertible debenture issued in December 2001. Additionally, we issued $7.5 million of our convertible subordinated notes in July 2004. Our senior credit facilities were discharged in January 2004 and we do not currently have any amounts outstanding that are secured by our assets. However, our growth requires substantial capital on a continuing basis and we may need to incur additional debt to meet these capital needs. We may be unable to obtain additional capital under satisfactory terms and conditions. In addition, our convertible subordinated notes issued in July 2004 prohibit us from incurring total indebtedness beyond 50% of our “net reserve value” on a consolidated basis. Thus, we may not be able to obtain sufficient capital to grow our business and we may lose opportunities to acquire oil and natural gas properties and businesses because of our inability to fund such growth.

        In addition, our pursuit of capital could result in us incurring additional indebtedness (secured and unsecured) or issuing potentially dilutive equity securities. We also may utilize the capital currently expected to be available for our present operations to fund other opportunities.

        The amount and timing of our future capital requirements will depend upon a number of factors, including:

•	Drilling costs;

•	Transportation costs;

•	Equipment costs;

•	Marketing expenses;

•	Oil and natural gas prices;

•	Staffing levels and competitive conditions; and

•	Any purchases or dispositions of assets.

        Our failure or inability to obtain any required additional financing could materially and adversely affect our growth, cash flow and earnings.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do

        We operate in the highly competitive areas of oil and natural gas exploration, development, production, leasing, and acquisition activities. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production;

•	integrating new technologies; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

        Many of our competitors have financial, technological and other resources substantially greater than ours, and some of them are fully integrated oil and natural gas companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Any additional future indebtedness may limit our financial and operating flexibility

        Subject to meeting the requirements of our convertible subordinated notes, we may seek to obtain additional capital under satisfactory terms and conditions to finance the growth of our business. Any additional debt, including short-term borrowing or long-term debt, may have important effects on our future operations, including the following:

•	The financial instrument could contain covenants requiring us to meet certain financial tests and other restrictive covenants that may affect our flexibility in planning for, and reaction to, changes in our business, including possible acquisition activities.

•	We may secure the debt by pledging some or all of our assets and finance the debt primarily with cash flow from our oil and natural gas properties and operations, which are dependent on many factors and involve the numerous risks and uncertainties outlined above. Default under an additional financial instrument may permit the lender to accelerate repayments of the loan and to foreclose on the collateral securing the loan, including a substantial portion of our oil and natural gas properties.

•	Any additional debt may limit our ability to obtain additional financing for capital expenditures and other purposes.

A large percentage of our common stock is owned by our officers and directors, and such stockholders may control our business and affairs

        At August 18, 2004, our officers and directors as a group held a beneficial interest in approximately 51.10% of our common stock (including shares issuable upon exercise of stock options for common stock, conversion of our Series A and A-1 Convertible Preferred Stock held by directors and affiliates of certain directors and conversion of the $2,159,746 convertible debenture). The officers and directors control our business and affairs. Due to their large ownership percentage they may remain entrenched in their positions.

Our business exposes us to liability and extensive regulation on environmental matters

        Our operations are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations not only expose us to liability for our own negligence, but may also expose us to liability for the conduct of others or for our actions that were in compliance with all applicable laws at the time those actions were taken.

A significant portion of our operations is conducted in France and Turkey, and we own interests in Romania and Trinidad. Therefore, we are subject to political and economic risks and other uncertainties

        We have international operations and are subject to the following foreign issues and uncertainties that can affect our operations adversely:

•	The risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

•	Taxation policies, including royalty and tax increases and retroactive tax claims;

•	Exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations;

•	Laws and policies of the United States affecting foreign trade, taxation and investment;

•	The possibility of being subjected to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

•	The possibility of restrictions on repatriation of earnings or capital from foreign countries.

Terrorist activities may adversely affect our business

        Terrorist activities, including events similar to those of September 11, 2001 or armed conflict involving the United States may adversely affect our business activities and financial condition. If events of this nature occur and persist, the resulting political and social instability could adversely affect prevailing oil and natural gas prices and cause a reduction in our revenues. In addition, oil and natural gas production facilities, transportation systems and storage facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our operations is destroyed or damaged. Costs associated with insurance and other security measures may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

We are highly dependent upon key personnel

        Our continued success is dependent to a significant degree upon the services of our executive officers and upon our ability to attract and retain qualified personnel who are experienced in the various phases of our business. If we lose the services of one or more of our executive officers, our business, financial condition, results of operations or the market value of our common stock could be materially adversely affected. We do not maintain key man life insurance for any of our executive officers.

Our marketing of oil and natural gas production principally depends upon facilities operated by others, and these operations may change and have a material adverse effect on our marketing

        Our marketing of oil and natural gas production principally depends upon facilities operated by others. The operations of those facilities may change and have a material adverse effect on our marketing of oil and natural gas production. In addition, we rely upon third parties to operate many of our properties and may have no control over the timing, extent and cost of development and operations. As a result of these third-party operations, we cannot control the timing and volumes of production. Transportation space on the gathering systems and pipelines we utilize is occasionally limited or unavailable due to repairs or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Our access to transportation options also can be affected by U.S. federal and state regulation and foreign regulation of oil and natural gas production and transportation, general economic conditions, and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on our revenues could be substantial and could adversely affect our ability to produce and market oil and natural gas.

We may not be able to renew our permits

        We do not hold title to properties in France, Turkey or Romania, but have exploration and production permits granted by these countries’ respective governments. There can be no assurances that we will be able to renew any of these permits that expire.

Our production may not offset hedges, and we may not benefit from price increases by hedging

        Occasionally, we may reduce our exposure to the volatility of oil and natural gas prices by hedging a portion of our production. In a typical hedge transaction, we will have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we will be required to pay the counterparty this difference multiplied by the quantity hedged. In such case, we will be required to pay the difference regardless of whether we have sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require us to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging also could prevent us from receiving the full advantage of increases in oil or natural gas prices above the fixed amount specified in the hedge.

Investment Risks

Due to the restrictions placed on us by our outstanding shares of preferred stock and our convertible subordinated notes, we do not expect to pay cash dividends in the near future

        Occasionally we have paid cash dividends on our common stock. However, we do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, the terms of our convertible subordinated notes and our outstanding shares of preferred stock restrict our ability to pay dividends on our common stock. Therefore, our common stock is not a suitable investment for persons requiring current income.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Before you invest in our common stock, you should be aware that there are various risks associated with an investment, including the risks described above in the section entitled “Risk Factors,” and risks that we highlighted in other sections of the prospectus. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

        Some of the information in this report may contain forward-looking statements. We use words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they: (1) discuss future expectations; (2) contain projections of results of operations or of our financial conditions; or (3) state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are unable to accurately predict or over which we have no control. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this prospectus and other factors noted throughout this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement.

        Please read the section entitled “Risk Factors” beginning on page 3 for a discussion of certain risks of our business and an investment in our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. Due to our name change, our filings made prior to June 5, 2000 can be found under the name “Toreador Royalty Corporation.” Our filings made on and subsequent to June 5, 2000 can be found under the name “Toreador Resources Corporation.” You may also read and copy any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1(800) SEC-0330 for further information on the public reference room.

        This prospectus provides you with a general description of the common stock the selling stockholders may offer to sell. Under certain circumstances the selling stockholders may be required to provide additional information about the method by which they intend to sell the common stock. We will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under this heading “Where You Can Find More Information.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders’ offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on April 13, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 14, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 13, 2004;

•	Current Reports on Form 8-K filed with the SEC on January 28, 2004 and July 23, 2004; and

•	Current Report on Form 8-K filed with the SEC on August 17, 2004, containing a description of Toreador's capital stock.

        We will provide these filings to any person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request to Toreador as follows:

4809 Cole Avenue
Suite 108
Dallas, Texas 75205
Attn: Investor Relations

        You may call Crystal C. Bell of Toreador at (214) 559-3933 or (800) 966-2141 to request filings. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

        We will not receive any proceeds from any sale of shares of common stock by a selling stockholder.

SELLING STOCKHOLDERS

        This prospectus covers offers and sales from time to time by the selling stockholders of up to an aggregate of 914,634 shares of common stock underlying our outstanding convertible subordinated notes and warrants issuable upon the prepayment of the convertible subordinated notes. The selling stockholders under this prospectus are as follows: DKR SoundShore Strategic Holding Fund Ltd., DKR SoundShore Oasis Holding Fund Ltd., JMG Capital Partners, L.P., JMG Triton Offshore Fund, Ltd., and Langley Partners, L.P.

        The following table sets forth information known to us with respect to the ownership of each selling stockholder before and after completion of the sale of the shares of our common stock to be sold by such selling stockholder under this prospectus. Certain of the information included in the table as to these entities and individuals has been furnished to us by the entity or person related to the information for inclusion in this prospectus. The information is based upon the assumption that the selling stockholders do not sell any shares of our common stock shown in the table as owned other than the shares of common stock to be sold under this prospectus.

        The number of shares of our common stock shown as owned includes shares underlying both our convertible subordinated notes which are currently exercisable, and shares underlying warrants which may be issued in connection with the prepayment of our convertible subordinated notes. These shares are deemed outstanding for purposes of computing the number of shares owned and percentage ownership. After completion of the offering, no selling stockholders will own one percent or more of our outstanding common stock.

        Pursuant to Rule 416 of the Securities Act, the selling stockholders may also offer and sell shares of common stock issued as a result of, among other events, stock splits, stock dividends and similar events. We have prepared and filed a registration statement of which this prospectus is a part pursuant to registration rights granted to the selling stockholders named in the table below.

					NUMBER OF SHARES
	NUMBER OF SHARES		NUMBER OF SHARES		OWNED
	OWNED BEFORE		BEING REGISTERED		AFTER THIS
NAME OF SELLING STOCKHOLDER	THIS OFFERING		FOR RESALE		OFFERING
DKR SoundShore Strategic Holding Fund	73,171	(1)	73,171	(1)	0
Ltd.
DKR SoundShore Oasis Holding Fund Ltd.	292,683	(2)	292,683	(2)	0
JMG Capital Partners, L.P.	121,951	(3)	121,951	(3)	0
JMG Triton Offshore Fund, Ltd.	121,951	(4)	121,951	(4)	0
Langley Partners, L.P.	304,878	(5)	304,878	(5)	0

Total	914,634		914,634		0

(1)	Consists of 73,171 shares of common stock issuable upon conversion of our convertible subordinated notes or upon exercise of warrants that may be issued in connection with our prepayment of the convertible subordinated notes.

(2)	Consists of 292,683 shares of common stock issuable upon conversion of our convertible subordinated notes or upon exercise of warrants that may be issued in connection with our prepayment of the convertible subordinated notes.

(3)	Consists of 121,951 shares of common stock issuable upon conversion of our convertible subordinated notes or upon exercise of warrants that may be issued in connection with our prepayment of the convertible subordinated notes.

(4)	Consists of 121,951 shares of common stock issuable upon conversion of our convertible subordinated notes or upon exercise of warrants that may be issued in connection with our prepayment of the convertible subordinated notes.

(5)	Consists of 304,878 shares of common stock issuable upon conversion of our convertible subordinated notes or upon exercise of warrants that may be issued in connection with our prepayment of the convertible subordinated notes.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market, related to prevailing market, fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions through underwriters, dealers or agents and transactions in which the broker or dealer solicits investors;

•	block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

•	through remarketing firms;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	brokers or dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 or other legally available means under the Securities Act of 1933, if the transaction meets the requirements, rather than under this prospectus.

        Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any broker or dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker(s) or dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker(s) or dealer(s), where applicable, (v) that such broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of its common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The selling stockholders also may transfer the shares of the Company’s common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any brokers, dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such brokers, dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        The Company has advised each selling stockholder that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this Registration Statement.

        The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital consists of 30,000,000 shares of common stock and 4,000,000 shares of Preferred Stock. At August 18, 2004 we had:

•	9,588,769 shares of common stock outstanding

•	160,000 shares of Series A Convertible Preferred Stock outstanding

•	160,000 shares of Series A-1 Convertible Preferred Stock outstanding

COMMON STOCK

        The holders of shares of common stock possess full voting power for the election of directors and for all other purposes, each holder of common stock being entitled to one vote for each share of common stock held of record by such holder. The shares of common stock do not have cumulative voting rights. As described below, the holders of the Series A and Series A-1 Convertible Preferred Stock generally have no voting rights with respect to the management of Toreador.

        Subject to the right of holders of any outstanding shares of Series A and Series A-1 Convertible Preferred Stock and our 7.85% Convertible Subordinated Notes due June 30, 2009, dividends may be paid on the common stock as and when declared by Toreador’s Board of Directors out of any funds of Toreador legally available for the payment thereof. Holders of common stock have no subscription, redemption, sinking fund, conversion or preemptive rights. The outstanding shares of common stock are fully paid and nonassessable. After payment is made in full to the holders of any outstanding shares of preferred stock in the event of any liquidation, dissolution or winding up of the affairs of Toreador, the remaining assets and funds of Toreador will be distributed to the holders of common stock according to their respective shares.

PREFERRED STOCK

General

        The Board of Directors may, without further action by Toreador’s stockholders (subject to the terms of the Series A and Series A-1 Convertible Preferred Stock described below), from time to time, direct the issuance of fully authorized shares of preferred stock, in classes or series and may, at the time of issuance, determine the powers, rights, preferences and limitations of each class or series. Satisfaction of any dividend preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on common stock. Also, holders of preferred stock would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of Toreador before any payment is made to the holders of common stock. Under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Toreador’s securities or the removal of incumbent management.

Description of Series A Convertible Preferred Stock

        Designation and Amount. Under the certificate of designation, 160,000 shares of preferred stock are designated as “Series A Convertible Preferred Stock” with a stated value of $25.00 per share.

        Dividends. Each share of Series A Convertible Preferred Stock is entitled to annual dividends of 9% of $25.00 per share, which are to be paid quarterly in cash.

        Priority. In the event of liquidation, dissolution or similar event, holders of Series A Convertible Preferred Stock will have preference over the common stock and all other capital stock, other than the Series A-1 Convertible Preferred Stock, to the extent of $25.00 for each share of Series A Convertible Preferred Stock plus any accrued and unpaid dividends.

        Conversion. Each holder of Series A Convertible Preferred Stock may convert his, her or its shares into shares of common stock at any time. To convert, the holder of Series A Convertible Preferred Stock must submit his, her or its request, his, her or its certificate and notice to the transfer agent. Each share of Series A Convertible Preferred Stock is convertible into shares of common stock at a rate equal to 6.25 shares of common stock per share of Series A Convertible Preferred Stock (subject to certain adjustments described below). Generally, we must issue and deliver the common stock within three business days.

        Adjustments to Conversion Price. The rate of conversion of Series A Convertible Preferred Stock will be adjusted to account for stock splits, stock dividends, mergers or asset distributions. In no event will fractional shares be issued, however, because of such adjustment.

        Optional Redemption by Company. At any time after December 1, 2004, we may elect to redeem for cash any or all shares of Series A Convertible Preferred Stock upon 15 trading days notice to the extent permitted by law and our then available capital. The optional redemption price per share is the sum of (1) $25.00 per share of the Series A Convertible Preferred Stock plus (2) any accrued and unpaid dividends and such sum is then multiplied by a declining multiplier. The multiplier is 105% until November 30, 2005, 104% until November 30, 2006, 103% until November 30, 2007, 102% until November 30, 2008, 101% until November 30, 2009 and 100% thereafter.

        Voting Rights. The holders of Series A Convertible Preferred Stock generally have no voting rights with respect to the management of Toreador. We may not take any action that adversely effects the Series A Convertible Preferred Stock without prior approval of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock. If Toreador fails to pay four quarterly dividend payments, the holders of Series A Convertible Preferred Stock are entitled to separately, as a class, elect one person to our Board of Directors, who shall serve until the event of default is cured.

Description of Series A-1 Convertible Preferred Stock

        Designation and Amount. Under the certificate of designation, 160,000 shares of preferred stock are designated as “Series A-1 Convertible Preferred Stock” with a stated value of $25.00 per share.

        Dividends. Each share of Series A-1 Convertible Preferred Stock is entitled to annual dividends of 9% of $25.00 per share, which are to be paid quarterly in cash.

        Priority. In the event of liquidation, dissolution or similar event, holders of Series A-1 Convertible Preferred Stock will have preference over the common stock and all other capital stock, other than the Series A Convertible Preferred Stock, to the extent of $25.00 for each share of Series A-1 Convertible Preferred Stock plus any accrued and unpaid dividends.

        Conversion. Each holder of Series A-1 Convertible Preferred Stock may convert his, her or its shares into shares of common stock at any time. To convert, the holder of Series A-1 Convertible Preferred Stock must submit his, her or its request, his, her or its certificate and notice to the transfer agent. Each share of Series A-1 Convertible Preferred Stock is convertible into shares of common stock at a rate equal to 6.25 shares of common stock per share of Series A-1 Convertible Preferred Stock (subject to certain adjustments described below). Generally, we must issue and deliver the common stock within three business days.

        Adjustments to Conversion Price. The rate of conversion of Series A-1 Convertible Preferred Stock will be adjusted to account for stock splits, stock dividends, mergers or asset distributions. In no event will fractional shares be issued, however, because of such adjustment.

        Optional Redemption by Company. At any time after November 1, 2007, we may elect to redeem for cash any or all shares of Series A-1 Convertible Preferred Stock upon 15 trading days notice to the extent permitted by law and our then available capital. The optional redemption price per share is the sum of (1) $25.00 per share of the Series A-1 Convertible Preferred Stock plus (2) any accrued and unpaid dividends, and such sum is then multiplied by a declining multiplier. The multiplier is 105% until October 31, 2008, 104% until October 31, 2009, 103% until October 31, 2010, 102% until October 31, 2011, 101% until October 31, 2012 and 100% thereafter.

        Voting Rights. The holders of Series A-1 Convertible Preferred Stock generally have no voting rights with respect to the management of Toreador. We may not take any action that adversely effects the Series A-1 Convertible Preferred Stock without prior approval of the holders of a majority of the outstanding shares of Series A-1 Convertible Preferred Stock. If Toreador fails to pay four quarterly dividend payments, the holders of Series A-1 Convertible Preferred Stock are entitled to separately, as a class, elect one person to our Board of Directors, who shall serve until the event of default is cured.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        Pursuant to the bylaws and the Certificate of Incorporation, as amended, of Toreador, Toreador will indemnify to the full extent authorized by Delaware law any director or officer of Toreador who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of Toreador. In addition, certain of Toreador’s directors have indemnification agreements with Toreador in which Toreador agrees to indemnify such directors under certain circumstances. Toreador has purchased indemnification insurance on behalf of its directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby have been passed upon for the Company by its counsel, Haynes and Boone, LLP, Dallas, Texas.

EXPERTS

        The consolidated financial statements of Toreador Resources Corporation appearing in Toreador Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Toreador Resources Corporation appearing in Toreador Resources Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2002 and 2001, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The estimates relating to Toreador Resources Corporation’s proved oil and gas reserves and future net revenues of oil and gas reserves as of December 31, 2003 and 2002, incorporated in this prospectus by reference to Toreador Resources Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 are based upon estimates of such reserves prepared by LaRoche Petroleum Consultants, Ltd. in reliance upon its reports and upon the authority of this firm as experts in petroleum engineering.

CERTAIN DEFINITIONS

        The following are certain defined terms used in this prospectus:

        “3D” or “3D Seismic.” An exploration method of sending energy waves or sound waves into the earth and recording the wave reflections to indicate the type, size, shape, and depth of subsurface rock formations. 3D seismic provides three-dimensional pictures.

        “PRODUCING WELL” or “PRODUCTIVE WELL.” A well that is capable of producing oil or natural gas in economic quantities.

        “PROVED RESERVES.” The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

        “WORKING-INTEREST.” The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens, and to all exploration, development and operational costs including all risks in connection therewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee	$ 870
Transfer Agent Fees	500
Printing Expenses	1,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	40,000
Miscellaneous Expenses	1,000

Total	$ 53,370

        All of the above expenses except the Securities and Exchange Commission registration fee are estimated. All of such expenses will be borne by Toreador.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)     Toreador’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware (“Delaware Code”), provides that no director of Toreador will be personally liable to Toreador or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the Delaware Code nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to Toreador or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

        The Second Amended and Restated Bylaws of Toreador (“Bylaws”) provide that Toreador shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, Toreador has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Toreador) by reason of the fact that he is or was a director, officer, employee, or agent of Toreador, or is or was serving at the request of Toreador as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, provided, however, that Toreador shall indemnify any such person in connection with an action, suit or proceeding stated above and initiated by such person only if such action, suit or proceeding was authorized by the Company’s Board of Directors. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Toreador and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The power to indemnify applies to actions brought by or in the right of Toreador to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against such expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted under similar standards, except that in such actions no indemnification shall be made in the event of any adjudication of liability unless and only to the extent that the Court of Chancery or court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.

        To the extent a present or former director or officer of Toreador has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

        The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

        Our Bylaws provide that a person acting in any of the capacities set forth above shall also have the right to be paid by Toreador the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Code requires, an advancement of expenses incurred by such person shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to indemnification for such expenses.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Toreador pursuant to the foregoing provisions, Toreador has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

(b)     Certain of Toreador’s directors have indemnification agreements with Toreador in which Toreador agrees to indemnify such directors under certain circumstances. Toreador has purchased indemnification insurance on behalf of its directors.

ITEM 16. EXHIBITS

EXHIBIT NO.	EXHIBIT DESCRIPTION
2.1	Certificate of Ownership and Merger merging Toreador Resources Corporation into Toreador Royalty Corporation, effective June 5, 2000 (previously filed as Exhibit 2.1 to Toreador Resources Corporation Current Report on Form 8-K filed on June 5, 2000, File No. 0-2517, and incorporated herein by reference).

2.2	Agreement and Plan of Merger, dated as of October 3, 2001, between Toreador Resources Corporation and Madison Oil Company (previously filed as Exhibit 2.1 to Toreador Resources Corporation Registration Statement on Form S-4, No. 333-72314, filed on October 26, 2001, and incorporated herein by reference).

2.3	Agreement for Purchase and Sale by and among Toreador Resources Corporation and Tormin, Inc., as Sellers, and Black Stone Acquisitions Partners I, L.P., as Buyer, dated December 17, 2003 (previously filed as Exhibit 2.1 to Toreador Resources Corporation Current Report on Form 8-K filed on January 15, 2004, File No. 0-2517, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation, of Toreador Resources Corporation (previously filed as Exhibit 3.1 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-2517, and incorporated herein by reference).

3.2	Second Amended and Restated Bylaws of Toreador Resources Corporation (previously filed as Exhibit 3.2 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-2517, and incorporated herein by reference).

3.3	Certificate of Designation of Series A-1 Convertible Preferred Stock of Toreador Resources Corporation, dated October 30, 2002 (previously filed as Exhibit 3.1 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 0-2517, and incorporated herein by reference).

4.1	Registration Rights Agreement, effective November 1, 2002, among Toreador Resources Corporation and persons party thereto (previously filed as Exhibit 4.5 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2002, File No. 0-2517, and incorporated herein by reference).

4.2	Registration Rights Agreement, dated July 26, 2003, between Toreador Resources Corporation and James R. Anderson (previously filed as Exhibit 4.7 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-2517, and incorporated herein by reference).

4.3	Registration Rights Agreement, dated August 13, 2003, between Toreador Resources Corporation and Karen Anderson (previously filed as Exhibit 4.8 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 0-2517, and incorporated herein by reference).

EXHIBIT NO.	EXHIBIT DESCRIPTION

4.4	Registration Rights Agreement, dated October 20, 2003, between Toreador Resources Corporation and William I. Lee and Wilco Properties, Inc. (previously filed as Exhibit 4.9 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 0-2517, and incorporated herein by reference).

4.5	Registration Rights Agreement, dated December 15, 2003, between Toreador Resources Corporation and James R. Anderson (previously filed as Exhibit 4.9 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-2517, and incorporated herein by reference).

4.6	Registration Rights Agreement, dated December 15, 2003, between Toreador Resources Corporation and Roger A. Anderson (previously filed as Exhibit 4.10 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-2517, and incorporated herein by reference).

4.7	Registration Rights Agreement, dated December 22, 2003, between Toreador Resources Corporation and Wilco Properties Inc. (previously filed as Exhibit 4.11 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-2517, and incorporated herein by reference).

4.8	Registration Rights Agreement, dated July 20, 2004 among Toreador Resources Corporation and persons party thereto (previously filed as Exhibit 4.1 to Toreador Resources Corporation Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2004, File No. 0-2517, and incorporated herein by reference).

4.9*	Registration Rights Agreement, dated July 22, 2004, between Toreador Resources Corporation and each of the warrant holders specified therein.

4.10	Form of 7.85% Convertible Subordinated Note due June 30, 2009 of Toreador Resources Corporation (previously filed as Exhibit 10.2 to Toreador Resources Corporation Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2004, File No. 0-2517, and incorporated herein by reference).

4.11	Second Amended and Restated Convertible Debenture dated as of March 31, 2004, between Madison Oil Company, Toreador Resources Corporation and PHD Partners, LP (previously filed as Exhibit 10.2 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, File No. 0-2517, and incorporated herein by reference).

EXHIBIT NO.	EXHIBIT DESCRIPTION

4.12*	Warrant No. 026 dated July 22, 2004, issued by Toreador Resources Corporation in favor of RP&C International (Securities), Inc.

4.13*	Warrant No. 027 dated July 22, 2004, issued by Toreador Resources Corporation in favor of Rich Brand.

4.14*	Warrant No. 028 dated July 22, 2004, issued by Toreador Resources Corporation in favor of Nigel Lovett.

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hein & Associates, LLP.

23.3*	Consent of LaRoche Petroleum Consultants, Ltd.

23.4*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (See signatures in Part II).

        * Filed herewith.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

                (1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

                (2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

_________________

SIGNATURES AND POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th of August, 2004.

TOREADOR RESOURCES CORPORATION

/s/ Douglas W. Weir
Douglas W. Weir
Senior Vice President and Chief Finanical Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated:

        Each person whose signature appears below constitutes and appoints G. Thomas Graves III and Douglas W. Weir, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ G. Thomas Graves III	President,Chief Executive Officer	August 19, 2004
G. Thomas Graves III	and Director

/s/ David M. Brewer	Director	August 19, 2004
David M. Brewer

/s/ Herbert L. Brewer	Director	August 19, 2004
Herbert L. Brewer

/s/ Peter L. Falb	Director	August 19, 2004
Peter L. Falb

/s/ Thomas P. Kellogg, Jr	Director	August 19, 2004
Thomas P. Kellogg, Jr

/s/ William I. Lee	Director	August 19, 2004
William I. Lee

/s/ H.R. Sanders, Jr	Director	August 19, 2004
H.R. Sanders, Jr

	Chairman and Director	August ___, 2004
John Mark McLaughlin

/s/ Douglas Weir	Senior Vice President and Chief	August 19, 2004
Douglas Weir	Financial Officer (Principal
Financial and Accounting Officer)

INDEX TO EXHIBITS

EXHIBIT NO.	EXHIBIT DESCRIPTION
2.1	Certificate of Ownership and Merger merging Toreador Resources Corporation into Toreador Royalty Corporation, effective June 5, 2000 (previously filed as Exhibit 2.1 to Toreador Resources Corporation Current Report on Form 8-K filed on June 5, 2000, File No. 0-2517, and incorporated herein by reference).

2.2	Agreement and Plan of Merger, dated as of October 3, 2001, between Toreador Resources Corporation and Madison Oil Company (previously filed as Exhibit 2.1 to Toreador Resources Corporation Registration Statement on Form S-4, No. 333-72314, filed on October 26, 2001, and incorporated herein by reference).

2.3	Agreement for Purchase and Sale by and among Toreador Resources Corporation and Tormin, Inc., as Sellers, and Black Stone Acquisitions Partners I, L.P., as Buyer, dated December 17, 2003 (previously filed as Exhibit 2.1 to Toreador Resources Corporation Current Report on Form 8-K filed on January 15, 2004, File No. 0-2517, and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation, of Toreador Resources Corporation (previously filed as Exhibit 3.1 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-2517, and incorporated herein by reference).

3.2	Second Amended and Restated Bylaws of Toreador Resources Corporation (previously filed as Exhibit 3.2 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 0-2517, and incorporated herein by reference).

3.3	Certificate of Designation of Series A-1 Convertible Preferred Stock of Toreador Resources Corporation, dated October 30, 2002 (previously filed as Exhibit 3.1 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, File No. 0-2517, and incorporated herein by reference).

4.1	Registration Rights Agreement, effective November 1, 2002, among Toreador Resources Corporation and persons party thereto (previously filed as Exhibit 4.5 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2002, File No. 0-2517, and incorporated herein by reference).

4.2	Registration Rights Agreement, dated July 26, 2003, between Toreador Resources Corporation and James R. Anderson (previously filed as Exhibit 4.7 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, File No. 0-2517, and incorporated herein by reference).

4.3	Registration Rights Agreement, dated August 13, 2003, between Toreador Resources Corporation and Karen Anderson (previously filed as Exhibit 4.8 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 0-2517, and incorporated herein by reference).

EXHIBIT NO.	EXHIBIT DESCRIPTION

4.4	Registration Rights Agreement, dated October 20, 2003, between Toreador Resources Corporation and William I. Lee and Wilco Properties, Inc. (previously filed as Exhibit 4.9 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, File No. 0-2517, and incorporated herein by reference).

4.5	Registration Rights Agreement, dated December 15, 2003, between Toreador Resources Corporation and James R. Anderson (previously filed as Exhibit 4.9 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-2517, and incorporated herein by reference).

4.6	Registration Rights Agreement, dated December 15, 2003, between Toreador Resources Corporation and Roger A. Anderson (previously filed as Exhibit 4.10 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-2517, and incorporated herein by reference).

4.7	Registration Rights Agreement, dated December 22, 2003, between Toreador Resources Corporation and Wilco Properties Inc. (previously filed as Exhibit 4.11 to Toreador Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2003, File No. 0-2517, and incorporated herein by reference).

4.8	Registration Rights Agreement, dated July 20, 2004 among Toreador Resources Corporation and persons party thereto (previously filed as Exhibit 4.1 to Toreador Resources Corporation Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2004, File No. 0-2517, and incorporated herein by reference).

4.9*	Registration Rights Agreement, dated July 22, 2004, between Toreador Resources Corporation and each of the warrant holders specified therein.

4.10	Form of 7.85% Convertible Subordinated Note due June 30, 2009 of Toreador Resources Corporation (previously filed as Exhibit 10.2 to Toreador Resources Corporation Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2004, File No. 0-2517, and incorporated herein by reference).

4.11	Second Amended and Restated Convertible Debenture dated as of March 31, 2004, between Madison Oil Company, Toreador Resources Corporation and PHD Partners, LP (previously filed as Exhibit 10.2 to Toreador Resources Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, File No. 0-2517, and incorporated herein by reference).

EXHIBIT NO.	EXHIBIT DESCRIPTION

4.12*	Warrant No. 026 dated July 22, 2004, issued by Toreador Resources Corporation in favor of RP&C International (Securities), Inc.

4.13*	Warrant No. 027 dated July 22, 2004, issued by Toreador Resources Corporation in favor of Rich Brand.

4.14*	Warrant No. 028 dated July 22, 2004, issued by Toreador Resources Corporation in favor of Nigel Lovett.

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hein & Associates, LLP.

23.3*	Consent of LaRoche Petroleum Consultants, Ltd.

23.4*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (See signatures in Part II).

        * Filed herewith.